Switch Announces Third Quarter 2020 Financial Results
Revenue of $128.8 million, Net Income of $13.2 million, and Adjusted EBITDA of $67.2 million

LAS VEGAS, NV — November 5, 2020 — Switch, Inc. (NYSE: SWCH) (“Switch”) today announced financial results for the quarter ended September 30, 2020.

“Switch delivered strong third quarter 2020 financial results while continuing to execute upon important strategic initiatives, bolstering confidence in our long-term growth outlook,” said Rob Roy, Switch Founder and CEO. “Furthermore, Switch is extremely excited to welcome Angela Archon and Liane Pelletier to its recently expanded Board of Directors. Ms. Archon and Ms. Pelletier bring over 50 years of combined leadership in the technology and telecom industries and each will add unique and valuable perspectives to the Switch boardroom.”

Third Quarter 2020 Financial Results
•Total revenue of $128.8 million, compared to $122.4 million for the same quarter in 2019, an increase of 5%. Excluding $4.3 million in non-recurring fiber revenue in the year ago period, third quarter 2020 year-over-year revenue growth was 9%.
•Income from operations of $22.9 million, an increase of 4% compared to $22.0 million for the year ago quarter.
•Net income of $13.2 million, compared to net income of $10.1 million for the same quarter in 2019. Net income in the third quarter of 2020 includes the impact of a $1.6 million loss on interest rate swaps, compared to a $3.9 million loss in the prior year quarter.
•Net income per diluted share in the third quarter of 2020 was $0.05, compared to $0.03 in the prior year quarter.
•Adjusted EBITDA of $67.2 million, compared to $60.8 million for the same quarter in 2019, an increase of 11%. Adjusted EBITDA margin was 52.1%, compared to 49.7% in the year ago period. Excluding $3.2 million of Adjusted EBITDA related to a non-recurring fiber transaction in the year ago period, third quarter 2020 year-over-year Adjusted EBITDA growth was 17%.
•Capital expenditures of $82.6 million, compared to $121.2 million for the same quarter in 2019. Maintenance capital expenditures were $2.0 million, reflecting 1.6% of total revenue.
•Total signed contract value of $109 million, representing annualized revenue of $27 million at full deployment, including $18 million of incremental recurring revenue.

“Switch’s strong third quarter results and bookings performance reflect our unrelenting drive to deliver superior value to customers and our commitment to sustaining profitable growth in 2020 and beyond,” said Thomas Morton, President of Switch. “Customer demand remains robust across the four Primes, and the continued expansion from several of our largest customers demonstrates an appreciation for the value proposition delivered by Switch’s technology ecosystems.”

“Our third quarter results exhibit solid underlying operating performance and continued efficiency gains across the organization,” said Gabe Nacht, CFO of Switch. “The recent execution of Switch’s inaugural unsecured bond offering was an important milestone for the company, achieving the dual purpose of securing low-cost growth capital for our business and building further credibility in the capital markets with investors.”

Balance Sheet and Liquidity
As of September 30, 2020, Switch’s total debt outstanding, including finance lease liabilities, net of cash and cash equivalents was $892.3 million, resulting in a net debt to Q3 2020 annualized Adjusted EBITDA(1) ratio of 3.3x. As of September 30, 2020, Switch had liquidity of $656.1 million, comprised of cash and cash equivalents and availability under its revolver.
________________________________________
(1)    Annualized Adjusted EBITDA is calculated as third quarter 2020 Adjusted EBITDA multiplied by four.

Capital Expenditures and Development
Capital expenditures for the third quarter totaled $82.6 million, including maintenance capital expenditures of $2.0 million, or 1.6% of total revenue. Excluding land acquisitions, growth capital expenditures were $80.6 million for the third quarter of 2020, compared to $90.4 million in the same period last year.

During the quarter ended September 30, 2020, Switch invested (i) $33.3 million in the Citadel Campus for the ongoing construction of two additional sectors totaling 1,320 sellable cabinet equivalents scheduled for delivery in Q4 2020; (ii) $24.6 million in the recently opened Keep Campus for tenant improvements, as customers continue to ramp in the first sector of ATLANTA DATA CENTER 1, in addition to the buildout of the second sector, which is scheduled for delivery in Q1 2021; (iii) $21.6 million in the Core Campus for ongoing site work for LAS VEGAS DATA CENTERS 14,15, and 16; and (iv) $3.1 million in the Pyramid Campus for additional power and cooling infrastructure to support new customer deployments.

Dividend
Switch today announced that its Board of Directors has declared a cash dividend of $0.05 per share of Switch’s Class A common stock. The dividend will be payable on November 30, 2020 to all stockholders of record as of the close of business on November 17, 2020. Prior to the payment of this dividend, Switch, Ltd. will make a cash distribution to all holders of record of common units of Switch, Ltd., including Switch, of $0.05 per common unit.

Future declarations of dividends are subject to the determination and discretion of Switch’s Board of Directors based on its consideration of many factors, including Switch’s results of operations, liquidity, financial condition, capital requirements, restrictions in Switch, Ltd.’s debt agreements, and other factors that Switch’s Board of Directors deems relevant.

Recent Business Highlights
•Executed a 7-year colocation expansion agreement with an existing Fortune 100 semiconductor manufacturer at the Citadel Campus. This new agreement represents $7 million of incremental annualized revenue, and brings the customer’s total power commitment to approximately 7 megawatts upon full ramp.
•Completed a new 10-year colocation agreement with a healthcare services provider at the Keep Campus. This new customer signing is for 800kW at full ramp and represents $14 million in total contract value, excluding future expansion options.
•Executed a new 5-year colocation and network services agreement with a leading university hospital system and healthcare provider. This new customer signing at the Citadel Campus totals over $1 million in annualized revenue and nearly $6 million in total contract value.
•Signed a multi-campus renewal agreement for a leading global toy manufacturer at both the Core Campus and Citadel Campus. This renewal totals $2 million in annualized revenue.

2020 Guidance
Switch is updating its full year 2020 guidance, as follows:
•Revenue in the range of $510 million to $518 million.
•Adjusted EBITDA in the range of $261 million to $267 million.
•Capital expenditures, excluding land acquisitions, in the range of $295 million to $325 million.

Switch does not provide reconciliations for the non-GAAP financial measures included in the 2020 guidance above because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income, depreciation and amortization expense, impairment charges, gains or losses on retirement of debt, gains or losses on interest rate swaps, and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from Switch’s calculation of Adjusted EBITDA.

Upcoming Conferences and Events
Switch management will participate in the following upcoming investor conferences:
•Berenberg US CEO Conference 2020 on November 12, 2020.
•Nareit REITworld 2020 Annual Conference on November 17, 2020.
•BofA Securities Global Data Center Conference on November 24, 2020.
•BMO Growth & ESG Conference on December 8, 2020.
•Barclays Global TMT Conference on December 9, 2020.

Conference Call Information
Switch will host a conference call and live webcast for analysts and investors at 5:00 p.m. Eastern time on November 5, 2020. Parties in the United States can access the call by dialing 844-808-7137, parties in Canada can access the call by dialing 855-669-9657, and international parties can access the call by dialing 412-317-6014. Request to be joined to the Switch, Inc. earnings call.

The webcast will be accessible on Switch’s investor relations website at investors.switch.com for one year. A telephonic replay of the conference call will be available through Thursday, November 12, 2020. To access the replay, parties in the United States should dial 877-344-7529, parties in Canada should dial 855-669-9658, and international parties should dial 412-317-0088. The replay access code is 10148832.

Use of Non-GAAP Financial Measures
To supplement Switch’s condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Switch uses Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income attributable to Switch, Inc., adjusted net income per diluted share, net debt, and net debt to annualized Adjusted EBITDA, which are non-GAAP measures, in this press release. Switch defines Adjusted EBITDA as net income adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that Switch believes are not indicative of its core operating performance. Switch defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Switch defines adjusted net income attributable to Switch, Inc. as net income adjusted for loss on interest rate swaps, net of noncontrolling interest and income taxes calculated using the specific tax treatment applicable to the adjustments. Switch defines adjusted net income per diluted share as adjusted net income attributable to Switch, Inc. divided by the weighted average diluted shares outstanding. Switch defines net debt as total debt outstanding, including finance lease liabilities, net of cash and cash equivalents. Switch defines net debt to last quarter annualized Adjusted EBITDA as net debt divided by quarterly Adjusted EBITDA multiplied by four. Switch uses net debt and net debt to last quarter annualized Adjusted EBITDA as measures to evaluate its net debt and leverage position. Switch believes that investors also may find such measures to be helpful in assessing its ability to pursue business opportunities and investments.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. These measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. In addition, the non-GAAP financial measures exclude certain recurring expenses that have been and will continue to be significant expenses of Switch’s business.
Switch believes these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational-decision making. For more information on Switch’s non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Reconciliation of Net Income to Adjusted EBITDA” and the “Reconciliation of Net Income Attributable to Switch, Inc. to Adjusted Net Income Attributable to Switch, Inc.” tables in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements generally relate to future events or Switch’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” "scheduled," “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the company’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to; Switch’s expectations regarding building toward its long-term strategic goals, including to deliver superior value to its customers and its commitments to sustaining profitable growth in 2020 and beyond; Switch's expectations for customer demand across the four Primes and continued expansion from several of its largest customers; Switch’s anticipated operating results and capital expenditures for the year ending December 31, 2020, including its continued efficiency gains across the organization; Switch’s expectations regarding key transactions and its sales pipeline for the remainder of 2020; expectations regarding future declarations of dividends and cash distributions; expectations regarding anticipated capital investment in infrastructure across the four Prime campus locations; and expectations regarding estimated completion dates for construction projects. Switch’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to inherent risks, uncertainties and changes in circumstance that are difficult or impossible to predict. The risks and uncertainties that could affect Switch’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include, without limitation (i) its ability to successfully implement its business strategies and effectively manage its growth and expansion plans; (ii) delays or unexpected costs in development and opening of data center facilities; (iii) risks related to the COVID-19 pandemic, including disruptions to our business and to those of our customers and suppliers; (iv) the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic; (v) any slowdown in demand for its existing data center resources; (vi) its ability to attract new customers, realize the anticipated benefits of its new contracts and achieve sufficient customer demand to realize future expected returns on its investments; (vii) its ability to effectively compete in the data center market; (viii) its ability to license space in its existing data centers; (ix) the geographic concentration of its data centers in certain markets; (x) local economic, credit and market conditions that impact its customers in these markets; (xi) the impact of delays or disruptions in third-party network connectivity; (xii) developments in the technology and data center industries in general that negatively impact Switch, including development of new technologies, adoption of new industry standards, declines in the technology industry or slowdown in the growth of the Internet; (xiii) its ability to adapt to evolving technologies and customer demands in a timely and cost-effective manner; (xiv) its ability to obtain necessary capital to fund our capital requirements and our ability to continue to comply with covenants and terms in its credit instruments; (xv) fluctuations in interest rates and increased operating costs, including power costs; (xvi) significant disruptions, security breaches, including cyber security breaches, or system failures at any of its data center facilities; (xvii) loss of significant customers or key personnel; (xviii) the impact of future changes in legislation and regulations, including potential regulations to address the direct and indirect impacts of the COVID-19 pandemic, changes in real estate and zoning laws, the Americans with Disabilities Act of 1990, environmental and other laws that impact its business and industry, in addition to those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in Switch’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Switch’s other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investors section of Switch’s website at investors.switch.com and on the SEC’s website at www.sec.gov. The forward-looking statements in this press release are based on information available to Switch as of the date hereof, and Switch disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Switch’s views as of any date subsequent to the date of this press release.

ABOUT Switch

Switch, Inc. (NYSE: SWCH), is the independent global leader in exascale data center ecosystems, edge data center designs, industry-leading telecommunications solutions and next-generation technology innovation. Switch Founder and CEO Rob Roy has developed more than 500 issued and pending patent claims covering data center designs that have manifested into the company’s world-renowned data centers and technology solutions.

We innovate to sustainably progress the digital foundation of the connected world with a focus on enterprise-class and emerging hybrid cloud solutions. The Switch PRIMES, located in Las Vegas and Tahoe Reno, Nevada; Grand Rapids, Michigan; and Atlanta, Georgia are the world’s most powerful exascale data center campus ecosystems with low latency to major U.S. markets. Visit switch.com for more information or follow us on LinkedIn and Twitter.

Investor Contact:
Matthew Heinz, CFA
investorrelations@switch.com
(702) 479-3993

Switch, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$156,081	$24,721
Accounts receivable, net of allowance for credit losses of $589 and $309, respectively	16,480	23,365
Prepaid expenses	5,449	7,137
Other current assets, net of allowance for credit losses of $3 and $0, respectively	2,761	3,817
Total current assets	180,771	59,040
Property and equipment, net	1,675,229	1,551,117
Long-term deposit	3,754	3,429
Deferred income taxes	177,669	114,372
Other assets, net of allowance for credit losses of $81 and $0, respectively	47,965	45,785
TOTAL ASSETS	$2,085,388	$1,773,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Long-term debt, current portion	$6,000	$6,000
Accounts payable	18,134	19,477
Accrued salaries and benefits	13,408	5,828
Accrued expenses	12,396	11,254
Accrued construction payables	25,788	37,269
Deferred revenue, current portion	14,476	14,991
Customer deposits	11,828	10,830
Interest rate swap liability, current portion	9,332	3,464
Operating lease liability, current portion	3,819	4,805
Finance lease liability, current portion	4	12
Total current liabilities	115,185	113,930
Long-term debt, net	984,821	745,372
Operating lease liability	26,359	26,142
Finance lease liability	57,543	57,614
Deferred revenue	23,564	27,852
Liabilities under tax receivable agreement	243,690	162,076
Other long-term liabilities	25,143	13,112
TOTAL LIABILITIES	1,476,305	1,146,098
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value per share, 10,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.001 par value per share, 750,000 shares authorized, 108,955 and 89,768 shares issued and outstanding, respectively	109	90
Class B common stock, $0.001 par value per share, 300,000 shares authorized, 131,667 and 151,047 shares issued and outstanding, respectively	132	151
Class C common stock, $0.001 par value per share, 75,000 shares authorized, none issued and outstanding	—	—
Additional paid in capital	242,955	204,711
(Accumulated deficit) retained earnings	(325)	2,420
Accumulated other comprehensive income	79	79
Total Switch, Inc. stockholders’ equity	242,950	207,451
Noncontrolling interest	366,133	420,194
TOTAL STOCKHOLDERS’ EQUITY	609,083	627,645
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,085,388	$1,773,743

Switch, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$128,785	$122,353	$383,798	$341,765
Cost of revenue	74,348	63,504	209,575	179,146
Gross profit	54,437	58,849	174,223	162,619
Selling, general and administrative expense	31,516	36,869	105,070	104,039
Income from operations	22,921	21,980	69,153	58,580
Other income (expense):
Interest expense, including $439, $409, $1,257, and $1,227, respectively, in amortization of debt issuance costs and original issue discount	(6,554)	(7,351)	(20,682)	(22,023)
Loss on interest rate swaps	(1,559)	(3,926)	(23,257)	(17,692)
Loss on extinguishment of debt	(245)	—	(245)	—
Other	185	244	733	1,264
Total other expense	(8,173)	(11,033)	(43,451)	(38,451)
Income before income taxes	14,748	10,947	25,702	20,129
Income tax expense	(1,515)	(867)	(2,622)	(1,531)
Net income	13,233	10,080	23,080	18,598
Less: net income attributable to noncontrolling interest	8,027	7,133	13,993	13,729
Net income attributable to Switch, Inc.	$5,206	$2,947	$9,087	$4,869

Net income per share:
Basic	$0.05	$0.04	$0.09	$0.07
Diluted	$0.05	$0.03	$0.08	$0.06

Weighted average shares used in computing net income per share:
Basic	108,690	84,135	102,703	72,566
Diluted	111,565	247,142	243,553	247,193

Other comprehensive income:
Foreign currency translation adjustment, net of tax of $0	—	—	—	—
Comprehensive income	13,233	10,080	23,080	18,598
Less: comprehensive income attributable to noncontrolling interest	8,027	7,133	13,993	13,729
Comprehensive income attributable to Switch, Inc.	$5,206	$2,947	$9,087	$4,869

Switch, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$13,233	$10,080	$23,080	$18,598
Interest expense	6,554	7,351	20,682	22,023
Interest income	(39)	(94)	(116)	(659)
Income tax expense	1,515	867	2,622	1,531
Depreciation and amortization of property and equipment	36,791	30,426	105,322	88,841
Loss on disposal of property and equipment	185	41	283	148
Equity-based compensation	7,116	7,310	22,150	22,898
Loss on interest rate swaps	1,559	3,926	23,257	17,692
Loss on extinguishment of debt	245	—	245	—
Shareholder-related litigation expense	—	844	239	2,358
Adjusted EBITDA	$67,159	$60,751	$197,764	$173,430

Switch, Inc.
Reconciliation of Net Income Attributable to Switch, Inc. to
Adjusted Net Income Attributable to Switch, Inc.
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2020	2019
Net income attributable to Switch, Inc.	$5,206	$2,947
Loss on interest rate swaps	1,559	3,926
Income tax impact on adjustment(1)	(149)	(288)
Noncontrolling interest impact on adjustment	(849)	(2,556)
Adjusted net income attributable to Switch, Inc.	$5,767	$4,029

Adjusted net income per share—diluted	$0.05	$0.05
Weighted average shares used in computing adjusted net income per share—diluted	111,565	86,261

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(1)    The income tax impact is derived by applying the U.S. statutory tax rate to Switch, Inc.’s portion of the adjustment.

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